Exhibit 23.02


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1996 Equity Incentive Plan, 1996 Employee Stock Purchase Plan and Options Granted by Systems Techniques, Inc. Assumed by the Registrant of our report dated January 20, 1998, except for Note 12, for which the date is January 28, 1998, on our audits of the consolidated financial statements and financial statement schedule of Prism Solutions, Inc. as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, which report is incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


                                             COOPERS & LYBRAND L.L.P.


San Jose, California
June 3, 1998